SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 26, 1999


                         CAROLINA POWER & LIGHT COMPANY
             (Exact name of registrant as specified in its charter)


      North Carolina                1-3382                       56-0165465
--------------------------------------------------------------------------------
     (State or Other              (Commission                 (IRS Employer
      jurisdiction of             File Number)              Identification No.)
      incorporation)

          411 Fayetteville Street, Raleigh, North Carolina 27601-1748
--------------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (919) 546-6111
                                                           --------------

Item 7        Financial Statements and Exhibits


                                                                                                           Page No.
                                                                                                           --------
              Independent Auditors' Report                                                                     3

              Financial Statements:

                     Consolidated Statements of Income for the Years Ended                                     4
                     December 31, 1998, 1997 and 1996

                     Consolidated Balance Sheets as of December 31, 1998 and 1997                              5

                     Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997         6
                     and 1996

                     Consolidated Schedules of Capitalization as of December 31, 1998 and 1997                 7

                     Consolidated Statements of Retained Earnings for the Years Ended December 31,             8
                     1998, 1997 and 1996

                     Consolidated Quarterly Financial Data (Unaudited)                                         8

                     Notes to Consolidated Financial Statements                                                9


              Exhibits:

                     (23) - Independent Auditors' Consent                                                     23

                     (27) - Financial Data Schedule                                                           24


INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CAROLINA POWER & LIGHT COMPANY:


We have audited the accompanying consolidated balance sheets and schedules of capitalization of Carolina Power & Light Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
February 9, 1999

CAROLINA POWER & LIGHT COMPANY

CONSOLIDATED STATEMENTS OF INCOME


                                                                                  YEARS ENDED DECEMBER 31
(IN THOUSANDS EXCEPT PER SHARE DATA)                                     1998              1997              1996
----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES                                                      $3,130,045        $3,024,089         $2,995,715
----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Fuel                                                                       571,419           534,268          515,050
Purchased power                                                            382,547           387,296          412,554
Other operation and maintenance                                            642,478           661,466          730,140
Depreciation and amortization                                              487,097           481,650          386,927
Taxes other than on income                                                 141,504           139,478          140,479
Harris Plant deferred costs, net                                             7,489            24,296           26,715
----------------------------------------------------------------------------------------------------------------------
        Total operating expenses                                         2,232,534         2,228,454        2,211,865
----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                           897,511           795,635          783,850
----------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
Diversified business operations                                           (70,345)          (25,278)          (4,729)
Interest income                                                              9,526            18,335            4,063
Harris Plant carrying costs                                                  3,785             4,626            7,299
Other, net                                                                 (9,509)             6,003           42,080
----------------------------------------------------------------------------------------------------------------------
        Total other income (expense)                                      (66,543)             3,686           48,713
----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES AND INCOME TAXES                            830,968           799,321          832,563
----------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES
Long-term debt                                                             169,901           163,468          172,622
Other interest charges                                                      11,156            18,743           19,155
Allowance for borrowed funds used during construction                      (6,821)           (4,923)          (6,407)
----------------------------------------------------------------------------------------------------------------------
        Total interest charges, net                                        174,236           177,288          185,370
----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                 656,732           622,033          647,193
INCOME TAXES                                                               257,494           233,716          255,916
----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                $399,238          $388,317         $391,277
----------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDEND REQUIREMENTS                                      (2,967)           (6,052)          (9,609)
----------------------------------------------------------------------------------------------------------------------
EARNINGS FOR COMMON STOCK                                                 $396,271          $382,265         $381,668
----------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING                                          143,941           143,645          143,621
----------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS PER COMMON SHARE                                  $2.75             $2.66            $2.66
----------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED PER COMMON SHARE                                         $1.955            $1.895           $1.835
----------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CAROLINA POWER & LIGHT COMPANY

CONSOLIDATED BALANCE SHEETS


(IN THOUSANDS)                                                              DECEMBER 31
ASSETS                                                              1998                    1997
-------------------------------------------------------------------------------------------------------
Electric utility plant
Electric utility plant in service                                  $10,280,638             $10,113,334
Accumulated depreciation                                           (4,496,632)             (4,181,417)
-------------------------------------------------------------------------------------------------------
        Electric utility plant in service, net                       5,784,006               5,931,917
Held for future use                                                     11,984                  12,255
Construction work in progress                                          306,866                 158,347
Nuclear fuel, net of amortization                                      196,684                 190,991
-------------------------------------------------------------------------------------------------------
        Total electric utility plant, net                            6,299,540               6,293,510
-------------------------------------------------------------------------------------------------------
Current assets
Cash and cash equivalents                                               28,872                  14,426
Accounts receivable                                                    406,418                 406,872
Fuel                                                                    78,086                  47,551
Materials and supplies                                                 146,615                 136,253
Deferred fuel cost                                                      42,647                  20,630
Prepayments                                                             63,809                  62,040
Other current assets                                                    34,409                  47,034
-------------------------------------------------------------------------------------------------------
        Total current assets                                           800,856                 734,806
-------------------------------------------------------------------------------------------------------
Deferred debits and other assets
Income taxes recoverable through future rates                          277,894                 328,818
Abandonment costs                                                       16,083                  38,557
Harris Plant deferred costs                                             60,021                  63,727
Unamortized debt expense                                                27,010                  48,407
Nuclear decommissioning trust funds                                    310,702                 245,523
Miscellaneous other property and investments                           294,678                 212,291
Other assets and deferred debits                                       260,622                 211,089
-------------------------------------------------------------------------------------------------------

        Total deferred debits and other assets                       1,247,010               1,148,412
-------------------------------------------------------------------------------------------------------

         Total assets                                              $ 8,347,406             $ 8,176,728
-------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
-------------------------------------------------------------------------------------------------------
CAPITALIZATION (SEE CONSOLIDATED SCHEDULES OF
CAPITALIZATION)
-------------------------------------------------------------------------------------------------------
Common stock equity                                                $ 2,949,305             $ 2,818,807
Preferred stock - redemption not required                               59,376                  59,376
Long-term debt, net                                                  2,614,414               2,415,656
-------------------------------------------------------------------------------------------------------
        Total capitalization                                         5,623,095               5,293,839
-------------------------------------------------------------------------------------------------------
Current liabilities
Current portion of long-term debt                                       53,172                 207,979
Accounts payable                                                       265,163                 246,352
Interest accrued                                                        39,941                  43,620
Dividends declared                                                      74,400                  72,266
Other current liabilities                                              108,824                 116,609
-------------------------------------------------------------------------------------------------------
        Total current liabilities                                      541,500                 686,826
-------------------------------------------------------------------------------------------------------
Deferred credits and other liabilities
Accumulated deferred income taxes                                    1,678,924               1,722,908
Accumulated deferred investment tax credits                            211,822                 222,028
Other liabilities and deferred credits                                 292,065                 251,127
-------------------------------------------------------------------------------------------------------
        Total deferred credits and other liabilities                 2,182,811               2,196,063
-------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 12)
-------------------------------------------------------------------------------------------------------
         Total capitalization and liabilities                      $ 8,347,406             $ 8,176,728
-------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CAROLINA POWER & LIGHT COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  YEARS ENDED DECEMBER 31
(IN THOUSANDS)                                                                             1998            1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                                                 $399,238       $388,317       $391,277
Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                         578,348        565,212        446,508
      Harris Plant deferred costs                                                             3,704         19,670         19,416
      Deferred income taxes                                                                (38,517)       (66,546)        130,818
      Investment tax credit                                                                (10,205)       (10,232)        (10,445)
      Deferred fuel credit                                                                 (22,017)       (24,969)        (23,156)
      Net increase in receivables, inventories and prepaid expenses                        (62,351)      (111,216)        (64,793)
      Net increase (decrease) in payables and accrued expenses                               15,863        (6,414)          4,671
      Miscellaneous                                                                          56,329         59,191         17,911
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                          920,392        813,013        912,207
-----------------------------------------------------------------------------------------------------------------------------------
Investing activities
Gross property additions                                                                  (424,263)      (322,205)       (369,308)
Nuclear fuel additions                                                                    (102,511)       (61,509)        (87,265)
Contributions to nuclear decommissioning trust                                             (30,848)       (30,726)        (30,683)
Contributions to retiree benefit trusts                                                           -       (21,096)        (24,700)
Net cash flow of company-owned life insurance program                                       (1,954)        138,508          46,930
Investments in non-electric activities                                                    (103,543)       (54,733)        (28,035)
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash used in investing activities                                           (663,119)      (351,761)       (493,061)
-----------------------------------------------------------------------------------------------------------------------------------
Financing activities
Proceeds from issuance of long-term debt                                                      6,255        199,075               -
Net decrease in short-term debt (maturity less than 90 days)                                      -       (62,224)         (8,858)
Net increase (decrease) in commercial paper classified as long-term debt (Note 4)           242,100      (104,100)         350,000
Retirement of long-term debt                                                              (208,050)      (103,410)       (467,810)
Redemption of preferred stock                                                                     -       (85,850)               -
Purchase of Company common stock                                                                  -       (23,418)        (25,208)
Dividends paid on common and preferred stock                                              (282,684)      (277,840)       (270,818)
Miscellaneous                                                                                 (448)              -               -
-----------------------------------------------------------------------------------------------------------------------------------
           Net cash used in financing activities                                          (242,827)      (457,767)       (422,694)
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                         14,446          3,485         (3,548)
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                               14,426         10,941           14,489
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                   $ 28,872       $ 14,426         $ 10,941
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information
Cash paid during the year - interest                                                       $179,526       $171,511         $194,391
                            income taxes                                                   $329,739       $289,693         $141,350



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CAROLINA POWER & LIGHT COMPANY

CONSOLIDATED SCHEDULES OF CAPITALIZATION


                                                                                                              DECEMBER 31
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                                          1998               1997
 ----------------------------------------------------------------------------------------------------------------------------------
 Common stock equity
 Common stock without par value, authorized 200,000,000 shares, issued and
    outstanding 151,337,503  and 151,340,394 shares, respectively (Note 8)                          $1,374,773         $1,371,520
 Unearned ESOP common stock                                                                           (152,979)          (165,804)
 Capital stock issuance expense                                                                           (790)              (790)
 Retained earnings (Note 6)                                                                           1,728,301          1,613,881
 ----------------------------------------------------------------------------------------------------------------------------------
         Total common stock equity                                                                   $2,949,305       $2,818,807
 ----------------------------------------------------------------------------------------------------------------------------------
 Cumulative preferred stock, without par value
      (entitled to $100 a share plus accumulated dividends in the event of liquidation; outstanding shares are as of December 31, 1998)
 ----------------------------------------------------------------------------------------------------------------------------------
 Preferred stock - redemption not required:
 Authorized - 300,000 shares $5.00 Preferred Stock; 20,000,000 shares
    Serial Preferred Stock
    $5.00 Preferred - 237,259 shares outstanding (redemption price $110.00)                            $ 24,376           $ 24,376
      4.20 Serial Preferred - 100,000 shares outstanding (redemption price $102.00)                      10,000             10,000
      5.44 Serial Preferred - 250,000 shares outstanding (redemption price $101.00)                      25,000             25,000
 ----------------------------------------------------------------------------------------------------------------------------------
         Total preferred stock - redemption not required                                                $59,376            $59,376
 ----------------------------------------------------------------------------------------------------------------------------------
 Long-term debt (interest rates are as of December 31, 1998) First mortgage bonds:
 5.375% and 6.875% due 1998                                                                              $    -           $140,000
 6.125% due 2000                                                                                        150,000            150,000
 6.75% due 2002                                                                                         100,000            100,000
 5.875% and 7.875% due 2004                                                                             300,000            300,000
 6.80% due 2007                                                                                         200,000            200,000
 6.875% to 8.625% due 2021-2023                                                                         500,000            500,000
 First mortgage bonds - secured medium-term notes:
 5.00% to 5.06% due 1998                                                                                      -             65,000
 7.15% due 1999                                                                                          50,000             50,000
 First mortgage bonds - pollution control series:
 6.30% to 6.90% due 2009-2014                                                                            93,530             93,530
 3.399% and 3.55% due 2024                                                                              122,600            122,600
 ----------------------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                                                                   1,516,130          1,721,130
 ----------------------------------------------------------------------------------------------------------------------------------
 Other long-term debt:
 Pollution control obligations backed by letter of credit, 2.982% to 5.350% due 2014-2017               442,000            442,000
 Other pollution control obligations, 4.10% due 2019                                                     55,640             55,640
 Unsecured subordinated debentures, 8.55% due 2025                                                      125,000            125,000
 Commercial paper reclassified to long-term debt (Note 4)                                               488,000            245,900
 Miscellaneous notes                                                                                     56,691             53,486
 ----------------------------------------------------------------------------------------------------------------------------------
         Total other long-term debt                                                                   1,167,331            922,026
 ----------------------------------------------------------------------------------------------------------------------------------
 Unamortized premium and discount, net                                                                 (15,875)           (19,521)
 Current portion of long-term debt                                                                     (53,172)          (207,979)
 ----------------------------------------------------------------------------------------------------------------------------------
         Total long-term debt, net                                                                   $2,614,414        $2,415,656
 ----------------------------------------------------------------------------------------------------------------------------------
         Total capitalization                                                                        $5,623,095         $5,293,839
 ----------------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CAROLINA POWER & LIGHT COMPANY

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                                     YEARS ENDED DECEMBER 31
(IN THOUSANDS EXCEPT PER SHARE DATA)                                        1998               1997                1996
---------------------------------------------------------------------------------------------------------------------------
Retained earnings at beginning of year                                    $ 1,613,881        $1,503,658         $1,385,378
Net income                                                                    399,238           388,317            391,277
Preferred stock dividends at stated rates                                      (2,967)           (4,627)            (9,609)
Common stock dividends at annual per share rate of
   $1.955, $1.895 and $1.835, respectively                                   (281,851)         (272,011)          (263,388)
Other adjustments                                                                   -            (1,456)                 -
---------------------------------------------------------------------------------------------------------------------------
Retained earnings at end of year                                           $1,728,301        $1,613,881         $1,503,658
---------------------------------------------------------------------------------------------------------------------------




CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

(IN THOUSANDS EXCEPT PER SHARE DATA)                      FIRST QUARTER          SECOND          THIRD QUARTER         FOURTH
                                                                                 QUARTER                               QUARTER
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
Operating revenues                                              $752,296           $736,151           $946,188           $695,410
Operating income                                                 207,688            171,734            363,088            155,001
Net income                                                        86,571             65,469            186,024             61,174
Common stock data:
Basic earnings per common share                                      .60                .45               1.29                .42
Diluted earnings per common share                                    .60                .45               1.28                .42
Dividend paid per common share                                      .485               .485               .485               .485
Price per share - high                                            45 3/4             45 1/2             46 5/8            49 1/16
                  low                                             40 5/8             39 1/2           39 15/16            45 1/16
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997
Operating revenues                                              $716,084           $666,023           $906,841           $735,141
Operating income                                                 183,791            108,824            326,494            176,526
Net income                                                        82,262             54,289            167,829             83,937
Common stock data:
Basic and diluted earnings per common share                          .56                .37               1.15                .58
Dividend paid per common share                                      .470               .470               .470               .470
Price per share - high                                            37 7/8             36 1/4             36 5/8             42 1/2
                  low                                             36 1/8                 33             33 3/4            34 5/16
----------------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Basis of Presentation

a.  Organization

Carolina Power & Light Company (the Company) is a public service corporation primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North and South Carolina. The Company has no other material segments of business. At December 31, 1998 and 1997, the total assets of the Company's non-electric segments were $210 million and $97 million, respectively. Revenues from external customers for the non-electric segments were $62 million, $19 million and $4 million for 1998, 1997 and 1996, respectively; those revenues are included in the results reported as diversified business operations.

b.  Basis of Presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles. The accounting records of the Company are maintained in accordance with uniform systems of accounts prescribed by the Federal Energy Regulatory Commission, the North Carolina Utilities Commission
(NCUC) and the South Carolina Public Service Commission (SCPSC). Certain amounts for 1997 and 1996 have been reclassified to conform to the 1998 presentation, with no effect on previously reported net income or common stock equity.

2.       NCNG Merger

 On November 10, 1998, the Company and North Carolina Natural Gas Corporation
(NCNG) entered into an Agreement and Plan of Merger (Merger Agreement), providing for the strategic business combination of the Company and NCNG in a stock-for-stock transaction. Upon consummation of the proposed merger, NCNG will be a wholly owned subsidiary of the Company. The Company will issue approximately $354 million in stock to NCNG shareholders to complete the merger. The merger transaction is intended to constitute a tax-free reorganization for federal income tax purposes and to be accounted for as a pooling-of-interests. The Merger Agreement has been approved by the Boards of Directors of the Company and NCNG, and consummation of the merger is expected in mid-1999. There are certain closing conditions, including approval by the shareholders of NCNG and certain regulatory agencies, and the filing of notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company and NCNG filed a joint application for approval of the merger with the NCUC on January 11, 1999. The Company filed a similar request with the SCPSC on February 9, 1999.


3.  Summary of Significant Accounting Policies

a.  Principles of Consolidation

The consolidated financial statements include the activities of the Company and its majority-owned subsidiaries. These subsidiaries have invested in areas such as communications technology, energy-management services and affordable housing. Significant intercompany balances and transactions have been eliminated.

b.  Use of Estimates and Assumptions

In preparing financial statements that conform with generally accepted accounting principles, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses reflected during the reporting period. Actual results could differ from those estimates.

c.  Electric Utility Plant

The cost of additions, including betterments and replacements of units of property, is charged to electric utility plant. Maintenance and repairs of property, and replacements and renewals of items determined to be less than units of property, are charged to maintenance expense. The cost of units of property replaced, renewed or retired, plus removal or disposal costs, less salvage, is charged to accumulated depreciation. Generally, electric utility plant other than nuclear fuel is subject to the lien of the Company's mortgage.

The balances of electric utility plant in service at December 31 are listed below (in millions):

                                                   1998                1997
                                                 -------             -------
Production plant                                  $6,295              $6,297
Transmission plant                                   987                 952
Distribution plant                                 2,470               2,327
General plant and other                              529                 537
                                                 -------             -------
Electric utility plant in service                $10,281             $10,113
                                                 =======             =======

As prescribed in regulatory uniform systems of accounts, an allowance for the cost of borrowed and equity funds used to finance electric utility plant construction (AFUDC) is charged to the cost of plant. Regulatory authorities consider AFUDC an appropriate charge for inclusion in the Company's utility rates to customers over the service life of the property. The equity funds portion of AFUDC is credited to other income and the borrowed funds portion is credited to interest charges. The composite AFUDC rate was 5.6% in both 1998 and 1997, and 5.8% in 1996.

d.  Depreciation and Amortization

For financial reporting purposes, depreciation of electric utility plant other than nuclear fuel is computed on the straight-line method based on the estimated remaining useful life of the property, adjusted for estimated net salvage. Depreciation provisions, including decommissioning costs (see Note 3e), as a percent of average depreciable property other than nuclear fuel, were approximately 3.9% in 1998, 1997 and 1996. Depreciation provisions totaled $394.4 million, $382.1 million and $363.2 million in 1998, 1997 and 1996, respectively.

Depreciation and amortization expense also includes amortization of deferred operation and maintenance expenses associated with Hurricane Fran, which struck significant portions of the Company's service territory in September 1996. In 1996, the NCUC authorized the Company to defer these expenses (approximately $40 million) with amortization over a 40-month period.

Pursuant to authorizations from the NCUC and the SCPSC, the Company began to accelerate the amortization of certain regulatory assets over a three-year period beginning January 1997. The accelerated amortization of these regulatory assets results in additional depreciation and amortization expenses of approximately $68 million in each year of the three-year period. Depreciation and amortization expense also includes amortization of plant abandonment costs (see Note 7c).

Amortization of nuclear fuel costs, including disposal costs associated with obligations to the U.S. Department of Energy (DOE), is computed primarily on the unit-of-production method and charged to fuel expense. Costs related to obligations to the DOE for the decommissioning and decontamination of enrichment facilities are also charged to fuel expense.

e.  Nuclear Decommissioning

In the Company's retail jurisdictions, provisions for nuclear decommissioning costs are approved by the NCUC and the SCPSC and are based on site-specific estimates that include the costs for removal of all radioactive and other structures at the site. In the wholesale jurisdiction, the provisions for nuclear decommissioning costs are based on amounts agreed upon in applicable rate agreements. Decommissioning cost provisions, which are included in depreciation and amortization expense, were $33.3 million, $33.2 million and $33.1 million in 1998, 1997 and 1996, respectively.

Accumulated decommissioning costs, which are included in accumulated depreciation, were $496.3 million and $428.7 million at December 31, 1998 and 1997, respectively. These costs include amounts retained internally and amounts funded in an external decommissioning trust. The balance of the nuclear decommissioning trust was $310.7 million and $245.5 million at December 31, 1998 and 1997, respectively. Trust earnings increase the trust balance with a corresponding increase in the accumulated decommissioning balance. These balances are adjusted for net unrealized gains and losses related to changes in the fair value of trust assets. Based on the site-specific estimates discussed below, and using an assumed after-tax earnings rate of 7.75% and an assumed cost escalation rate of 4%, current levels of rate recovery for nuclear decommissioning costs are adequate to provide for decommissioning of the Company's nuclear facilities.

The Company's most recent site-specific estimates of decommissioning costs were developed in 1998, using 1998 cost factors, and are based on prompt dismantlement decommissioning, which reflects the cost of removal of all radioactive and other structures currently at the site, with such removal occurring shortly after operating license expiration. These estimates, in 1998 dollars, are $279.8 million for Robinson Unit No. 2, $299.3 million for Brunswick Unit No. 1, $298.5 million for Brunswick Unit No. 2 and $328.1 million for the Harris Plant. The estimates are subject to change based on a variety of factors including, but not limited to, cost escalation, changes in technology applicable to nuclear decommissioning and changes in federal, state or local regulations. The cost estimates exclude the portion attributable to North Carolina Eastern Municipal Power Agency (Power Agency), which holds an undivided ownership interest in the Brunswick and Harris nuclear generating facilities. Operating licenses for the Company's nuclear units expire in the year 2010 for Robinson Unit No. 2, 2016 for Brunswick Unit No. 1, 2014 for Brunswick Unit No. 2 and 2026 for the Harris Plant.

The Financial Accounting Standards Board is proceeding with its project regarding accounting practices related to obligations associated with the retirement of long-lived assets, and an exposure draft of a proposed accounting standard is expected to be issued during the first half of 1999. It is uncertain when a final statement will be issued and what effects it may ultimately have on the Company's accounting for nuclear decommissioning and other retirement costs.

f.  Other Policies

Customers' meters are read and bills are rendered on a cycle basis. Revenues are accrued for services rendered but unbilled at the end of each accounting period.

Fuel expense includes fuel costs or recoveries that are deferred through fuel clauses established by the Company's regulators. These clauses allow the Company to recover fuel costs and the fuel component of purchased power costs through the fuel component of customer rates.

Other property and investments are stated principally at cost. The Company maintains an allowance for doubtful accounts receivable, which totaled approximately $13.8 million and $3.4 million at December 31, 1998 and 1997, respectively. Fuel inventory and materials and supplies inventory are carried on a first-in, first-out or average cost basis. Long-term debt premiums, discounts and issuance expenses are amortized over the life of the related debt using the straight-line method. Any expenses or call premiums associated with the reacquisition of debt obligations are amortized over the remaining life of the original debt using the straight-line method, except that the balance existing at December 31, 1996 is being amortized on a three-year accelerated basis (see Note 7a). The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

g. New Accounting Standard

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS-133) effective for fiscal years beginning after June 15, 1999. SFAS-133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not an instrument qualifies as a hedge and, if so, the type of hedge. The Company has not completed its analysis of the provisions of SFAS-133 nor its effect on the Company.

4.  Revolving Credit Facilities and Commercial Paper

As of December 31, 1998, the Company's revolving credit facilities totaled $750 million, all of which are long-term agreements supporting its commercial paper borrowings. The Company is required to pay minimal annual commitment fees to maintain its credit facilities. Consistent with management's intent to maintain its commercial paper on a long-term basis, and as supported by its long-term revolving credit facilities, the Company included in long-term debt all commercial paper outstanding as of December 31, 1998 and 1997, which amounted to $488.0 million and $245.9 million, respectively. The weighted-average interest rates of these borrowings were 5.22% and 5.85% at December 31, 1998 and 1997, respectively.


5.  Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents approximate fair value due to the short maturities of these instruments. The carrying amount of the Company's long-term debt was $2.70 billion and $2.66 billion at December 31, 1998 and 1997, respectively. The estimated fair value of this debt, as obtained from an independent pricing service, was $2.80 billion and $2.71 billion at December 31, 1998 and 1997, respectively. There are inherent limitations in any estimation technique, and these estimates are not necessarily indicative of the amount the Company could realize in current transactions.

External funds have been established, as required by the Nuclear Regulatory Commission (NRC), as a mechanism to fund certain costs of nuclear decommissioning (see Note 3e). These nuclear decommissioning trust funds are invested in stocks, bonds and cash equivalents. Nuclear decommissioning trust funds are presented at amounts that approximate fair value.

6.  Capitalization

As of December 31, 1998, the Company had 20,656,571 shares of authorized but unissued common stock reserved and available for issuance, primarily to satisfy the requirements of the Company's stock plans. The Company intends, however, to meet the requirements of these stock plans with issued and outstanding shares presently held by the Trustee of the Stock Purchase-Savings Plan or with open market purchases of common stock shares, as appropriate. In addition, the Company's Board of Directors has authorized the issuance of shares in conjunction with the planned merger with NCNG (see Note 2).

The Company's mortgage, as supplemented, and charter contain provisions limiting the use of retained earnings for the payment of dividends under certain circumstances. As of December 31, 1998, there were no significant restrictions on the use of retained earnings.

As of December 31, 1998, long-term debt maturities for the years 1999, 2000, 2002 and 2003 amounted to $53 million, $198 million, $100 million and $5 million, respectively, excluding commercial paper reclassified as long-term debt. There are no long-term debt maturities in 2001.

7.  Regulatory Matters

a.  Regulatory Assets

As a regulated entity, the Company is subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," (SFAS-71). See Note 12c for additional discussion of SFAS-71. Accordingly, the Company records certain assets resulting from the effects of the ratemaking process, which would not be recorded under generally accepted accounting principles for unregulated entities. At December 31, 1998, the balances of the Company's regulatory assets were as follows (in millions):


Income taxes recoverable through future rates*                          $ 278
Harris Plant deferred costs                                                60
Abandonment costs*                                                         16
Loss on reacquired debt (included in unamortized debt expense)*            21
Deferred fuel                                                              43
Items included in other assets and deferred debits:
      Deferred DOE enrichment facilities-related costs                     46
      Deferred hurricane-related costs                                     12
      Emission allowance carrying costs*                                    4
                                                                        -----

          Total                                                         $ 480
                                                                        =====

* ALL OR CERTAIN PORTIONS OF THESE REGULATORY ASSETS ARE SUBJECT TO ACCELERATED AMORTIZATION (SEE NOTE 3D).

b.  Retail Rate Matters

A petition was filed in July 1996 by the Carolina Industrial Group for Fair Utility Rates (CIGFUR) with the NCUC, requesting that the NCUC conduct an investigation of the Company's base rates or treat its petition as a complaint against the Company. The petition alleged that the Company's return on equity (which was authorized by the NCUC in the Company's last general rate proceeding in 1988) and earnings are too high. In December 1996, the NCUC issued an order denying CIGFUR's petition and stating that it tentatively found no reasonable grounds to proceed with CIGFUR's petition as a complaint. Subsequently, CIGFUR filed a Motion for Reconsideration with the NCUC and a Notice of Appeal with the North Carolina Court of Appeals, both of which were denied. On December 4, 1998, a petition for Discretionary Review filed by CIGFUR was denied by the North Carolina Supreme Court.

In late 1998 and early 1999, the Company filed, and the respective commissions subsequently approved, proposals in the North and South Carolina retail jurisdictions to accelerate cost recovery of its nuclear generating assets beginning January 1, 2000 and continuing through 2004. The accelerated cost recovery begins immediately after the 1999 expiration of the accelerated amortization of certain regulatory assets (see Note 3d). Pursuant to the orders, the Company's depreciation expense for nuclear generating assets will increase by $106 million to $150 million per year. Recovering the costs of the nuclear generating assets on an accelerated basis will better position the Company for the uncertainties associated with potential restructuring of the of the electric utility industry.

c.  Plant-Related Deferred Costs

The Company abandoned efforts to complete Mayo Unit No. 2 in March 1987. The NCUC and SCPSC each allowed the Company to recover the cost of the abandoned unit over a ten-year period without a return on the unamortized balance. The cost recovery was substantially completed during 1998.

In the 1988 rate orders, the Company was ordered to remove from rate base and treat as abandoned plant certain costs related to the Harris Plant. Abandoned plant amortization related to the 1988 rate orders was completed in 1998 for the wholesale and North Carolina retail jurisdictions and will be completed in 1999 for the South Carolina retail jurisdiction.

Amortization of plant abandonment costs is included in depreciation and amortization expense and totaled $24.2 million, $30.8 million and $17.6 million in 1998, 1997 and 1996, respectively. The unamortized balances of plant abandonment costs are reported at the present value of future recoveries of these costs. The associated accretion of the present value was $1.7 million, $3.5 million and $26.4 million in 1998, 1997 and 1996, respectively, and is reported in other, net. The accretion for 1996 includes a $22.9 million adjustment to the unamortized balance of plant abandonment costs related to the Harris Plant. This adjustment was made to reflect the present value impact of the shorter recovery period resulting from accelerated amortization of this asset (see Note 3d).

8.  Employee Stock Ownership Plan

The Company sponsors the Stock Purchase-Savings Plan (SPSP) for which substantially all full-time employees and certain part-time employees are eligible. The SPSP, which has Company matching and incentive goal features, encourages systematic savings by employees and provides a method of acquiring Company common stock and other diverse investments. The SPSP, as amended in 1989, is an employee stock ownership plan (ESOP) that can enter into acquisition loans to acquire Company common stock to satisfy SPSP common share needs. Qualification as an ESOP did not change the level of benefits received by employees under the SPSP. Common stock acquired with the proceeds of an ESOP loan is held by the SPSP Trustee in a suspense account. The common stock is released from the suspense account and made available for allocation to participants as the ESOP loan is repaid. Such allocations are used to partially meet common stock needs related to participant contributions, Company matching and incentive contributions and/or reinvested dividends. All or a portion of the dividends paid on ESOP suspense shares and on ESOP shares allocated to participants may be used to repay ESOP acquisition loans. To the extent used to repay such loans, the dividends are deductible for income tax purposes.

There were 6,953,612 ESOP suspense shares at December 31, 1998, with a fair value of $327.3 million. ESOP shares allocated to plan participants totaled 12,416,040 at December 31, 1998. The Company has a long-term note receivable from the SPSP Trustee related to the purchase of common stock from the Company in 1989. The balance of the note receivable from the SPSP Trustee is included in the determination of unearned ESOP common stock, which reduces common stock equity. ESOP shares that have not been committed to be released to participants' accounts are not considered outstanding for the determination of earnings per common share. Interest income on the note receivable and dividends on unallocated ESOP shares are not recognized for financial statement purposes.


9.  Postretirement Benefit Plans

The Company has a noncontributory defined benefit retirement (pension) plan for substantially all full-time employees.

The components of net periodic pension cost are (in thousands):


                                                              1998           1997           1996
                                                             ---------        --------       --------
Actual return on plan assets                                 $ (87,382)     $(110,346)     $ (76,347)
Variance from expected return,
  deferred                                                       17,462         57,368         27,056
                                                             ---------        --------       --------
     Expected return on plan assets                            (69,920)       (52,978)       (49,291)
Service cost                                                    18,357         18,643         19,257
Interest cost                                                   45,877         42,468         39,505
Amortization of transition obligation                              106            106            106
Amortization of prior service cost (benefit)                      (158)           967            724
Amortization of actuarial gain                                  (6,440)           (36)          (364)
                                                             ---------        --------       --------
     Net periodic pension cost (benefit)                     $ (12,178)       $  9,170       $  9,937
                                                             =========        ========       ========

Prior service costs and benefits are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses in excess of 10% of the greater of the pension obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

Reconciliations of the changes in the plan's benefit obligations and the plan's funded status are (in thousands):


                                                                      1998             1997
                                                                   ---------        ---------
 Pension obligation


     Pension obligation at  January 1                              $ 598,160         $ 558,688
     Interest cost                                                    45,877           42,468
     Service cost                                                     18,357           18,643
     Benefit payments                                                (25,466)         (25,557)
     Actuarial loss                                                   77,785            3,918
     Plan amendments                                                 (36,503)               -
                                                                   ---------        ---------

     Pension obligation at December 31                               678,210          598,160

 Fair value of plan assets at December 31                            830,213          768,297
                                                                   ---------        ---------

 Funded status                                                       152,003          170,137

 Unrecognized transition obligation                                      688              793

 Unrecognized prior service cost (benefit)                           (25,429)          10,916

 Unrecognized actuarial gain                                        (145,657)        (212,419)
                                                                   ---------        ---------

 Accrued pension obligation at December 31                         $ (18,395)       $ (30,573)
                                                                   =========        =========


Reconciliations of the fair value of pension plan assets are (in thousands):


                                                                               1998                 1997
                                                                              ---------            ---------
Fair value of plan assets at January 1                                        $ 768,297            $ 683,508
Actual return on plan assets                                                     87,382              110,346
Benefit payments                                                                (25,466)             (25,557)
                                                                              ---------            ---------
Fair value of plan assets at December 31                                      $ 830,213            $ 768,297
                                                                              =========            =========



The weighted-average discount rate used to measure the pension obligation was 7.0% in 1998 and 7.75% in 1997. The assumed rate of increase in future compensation used to measure the pension obligation was 4.20% in both 1998 and 1997. The expected long-term rate of return on pension plan assets used in determining the net periodic pension cost was 9.25% in 1998, 1997 and 1996.

In addition to pension benefits, the Company provides contributory postretirement benefits (OPEB), including certain health care and life insurance benefits, for substantially all retired employees.

The components of net periodic OPEB cost are (in thousands):


                                           1998        1997        1996
                                        --------    --------    --------
Actual return on plan assets            $ (3,877)   $ (4,628)   $ (2,656)
Variance from expected return,
   deferred                                  785       2,186         726
                                        --------    --------    --------

     Expected return on plan assets       (3,092)     (2,442)     (1,930)

Service cost                               7,182       7,988       8,412
Interest cost                             13,402      11,065      10,629
Amortization of transition obligation      5,641       5,889       5,889
Amortization of actuarial gain              (549)       --          --
                                        --------    --------    --------

     Net periodic OPEB cost             $ 22,584    $ 22,500    $ 23,000
                                        ========    ========    ========



Actuarial gains and losses in excess of 10% of the greater of the OPEB obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

Reconciliations of the changes in the plan's benefit obligations and the plan's funded status are (in thousands):

                                              1998          1997
                                           ---------    ---------
OPEB obligation


   OPEB obligation at  January 1           $ 181,324    $ 164,487
    Interest cost                             13,402       11,065
    Service cost                               7,182        7,988
    Benefit payments                          (4,774)      (5,235)
    Actuarial loss                             3,428        3,019
    Plan amendment                            (3,716)        --
                                           ---------    ---------

    OPEB obligation at December 31           196,846      181,324

Fair value of plan assets at December 31      37,304       33,427
                                           ---------    ---------

Funded status                               (159,542)    (147,897)

Unrecognized transition obligation            78,978       88,336

Unrecognized actuarial gain                   (7,314)     (10,506)
                                           ---------    ---------

Accrued OPEB obligation at December 31     $ (87,878)   $ (70,067)
                                           =========    =========





Reconciliations of the fair value of OPEB plan assets are (in thousands):

                                                              1998      1997
                                                            -------   -------
Fair value of plan assets at January 1                      $33,427   $28,799
Actual return on plan assets                                  3,877     4,628
                                                            -------   -------
Fair value of plan assets at December 31                    $37,304   $33,427
                                                            =======   =======


The assumptions used to measure the OPEB obligation are:


                                                          1998       1997
                                                          ----       ----
Weighted-average discount rate                            7.00%      7.75%
Initial medical cost trend rate for
   pre-Medicare benefits                                  6.60%      7.20%
Initial medical cost trend rate for
   post-Medicare benefits                                 6.40%      7.00%
Ultimate medical cost trend rate                          4.50%      5.25%
Year ultimate medical cost trend rate is achieved         2006       2005


The expected long-term rate of return on plan assets used in determining the net periodic OPEB cost was 9.25% in 1998, 1997 and 1996. The medical cost trend rates were assumed to decrease gradually from the initial rates to the ultimate rates. Assuming a 1% increase in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 1998 would increase by $3.3 million, and the OPEB obligation at December 31, 1998 would increase by $24.8 million. Assuming a 1% decrease in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 1998 would decrease by $2.7 million and the OPEB obligation at December 31, 1998 would decrease by $21.2 million.

10.  Income Taxes

Deferred income taxes are provided for temporary differences between book and tax bases of assets and liabilities. Investment tax credits related to operating income are amortized over the service life of the related property.

Net accumulated deferred income tax liabilities at December 31 are (in thousands):

                                                               1998                1997
                                                            -----------         -----------
Accelerated depreciation and property
   cost differences                                        $ 1,632,119          $ 1,676,505
Deferred costs, net                                             66,757               87,829
Miscellaneous other temporary
   differences, net                                             10,885                  300
                                                            -----------         -----------
 Net accumulated deferred income tax liability              $ 1,709,761         $ 1,764,634
                                                            ===========         ===========

Total deferred income tax liabilities were $2.21 billion and $2.24 billion at December 31, 1998 and 1997, respectively. Total deferred income tax assets were $501 million and $472 million at December 31, 1998 and 1997, respectively.

Reconciliations of the Company's effective income tax rate to the statutory federal income tax rate are:

                                                                  1998              1997               1996
                                                              -------------     -------------      -------------
Effective income tax rate                                           39.2%              37.5%             39.5%
State income taxes, net of federal
   income tax benefit                                               (4.7)             (4.9)             (4.9)
Investment tax credit amortization                                   1.5               1.7                1.6
Other differences, net                                              (1.0)              0.7              (1.2)
                                                              -------------     -------------      -------------

      Statutory federal income tax rate                              35.0%             35.0%              35.0%
                                                              =============     =============      =============


The provisions for income tax expense are comprised of (in thousands):


                                                                      1998         1997             1996
                                                                    --------     ---------        --------
Income tax expense (credit)
Current   - federal                                                 $254,400     $ 258,050       $ 110,188
            state                                                     51,817        56,747          25,355
Deferred - federal                                                   (34,842)      (61,384)        107,589
           state                                                      (3,675)       (9,465)         23,229
Investment tax credit                                                (10,206)      (10,232)        (10,445)
                                                                    --------     ---------        --------

      Total income tax expense                                      $257,494     $ 233,716        $255,916
                                                                    ========     =========        ========

11.  Joint Ownership of Generating Facilities

Power Agency holds undivided ownership interests in certain generating facilities of the Company. The Company and Power Agency are entitled to shares of the generating capability and output of each unit equal to their respective ownership interests. Each also pays its ownership share of additional construction costs, fuel inventory purchases and operating expenses. The Company's share of expenses for the jointly owned units is included in the appropriate expense category.

The Company's ownership interest in the jointly owned generating facilities is listed below with related information as of December 31, 1998 (dollars in millions):



                                                 Company
         Facility                Megawatt       Ownership           Plant          Accumulated         Under
                                Capability       Interest         Investment       Depreciation     Construction
                                ----------       --------         ----------       ------------     ------------
Mayo Plant                          745           83.83%             $ 450            $ 193              $ 2
Harris Plant                        860           83.83%           $ 2,997          $ 1,008             $ 48
Brunswick Plant                    1631           81.67%           $ 1,414            $ 978              $ 3
Roxboro Unit No. 4                  700           87.06%             $ 231            $ 110              $ 6

In the table above, plant investment and accumulated depreciation, which includes accumulated nuclear decommissioning, are not reduced by the regulatory disallowances related to the Harris Plant.



12.  Commitments and Contingencies

a.  Purchased Power

Pursuant to the terms of the 1981 Power Coordination Agreement, as amended, between the Company and Power Agency, the Company is obligated to purchase a percentage of Power Agency's ownership capacity of, and energy from, the Harris Plant. In 1993, the Company and Power Agency entered into an agreement to restructure portions of their contracts covering power supplies and interests in jointly owned units. Under the terms of the 1993 agreement, the Company increased the amount of capacity and energy purchased from Power Agency's ownership interest in the Harris Plant, and the buyback period was extended six years through 2007. The estimated minimum annual payments for these purchases, which reflect capital-related capacity costs, total approximately $26 million. These contractual purchases, including purchases from the Mayo Plant that ended in 1997, totaled $34.4 million, $36.2 million and $36.7 million for 1998, 1997 and 1996, respectively. In 1987, the NCUC ordered the Company to reflect the recovery of the capacity portion of these costs on a levelized basis over the original 15-year buyback period, thereby deferring for future recovery the difference between such costs and amounts collected through rates. In 1988, the SCPSC ordered similar treatment, but with a 10-year levelization period. At December 31, 1998 and 1997, the Company had deferred purchased capacity costs, including carrying costs accrued on the deferred balances, of $60.0 million and $63.7 million, respectively. Increased purchases (which are not being deferred for future recovery) resulting from the 1993 agreement with Power Agency were approximately $19 million, $17 million and $13 million for 1998, 1997 and 1996, respectively.

The Company has two long-term agreements for the purchase of power and related transmission services from other utilities. The first agreement provides for the purchase of 250 megawatts of capacity through 2009 from Indiana Michigan Power Company's Rockport Unit No. 2 (Rockport). The second agreement is with Duke Energy (Duke) for the purchase of 400 megawatts of firm capacity through mid-1999. The estimated minimum annual payments for power purchases under these agreements are approximately $31 million for Rockport and $48 million for Duke, representing capital-related capacity costs. Total purchases (including transmission use charges) under the Rockport agreement amounted to $59.3 million, $61.9 million and $60.9 million for 1998, 1997 and 1996, respectively. Total purchases (including transmission use charges) under the agreement with Duke amounted to $75.5 million, $69.5 million and $65.4 million for 1998, 1997 and 1996, respectively.

b.  Insurance

The Company is a member of Nuclear Electric Insurance Limited (NEIL), which provides primary and excess insurance coverage against property damage to members' nuclear generating facilities. Under the primary program, the Company is insured for $500 million at each of its nuclear plants. In addition to primary coverage, NEIL also provides decontamination, premature decommissioning and excess property insurance with limits of $1.4 billion on the Brunswick Plant, $2 billion on the Harris Plant and $800 million on the Robinson Plant.

Insurance coverage against incremental costs of replacement power resulting from prolonged accidental outages at nuclear generating units is also provided through membership in NEIL. The Company is insured thereunder for six weeks (beginning 17 weeks after the outage begins) in the amount of $3.5 million per week. For accidental outages extending beyond 23 weeks, the Company is covered for the next 52 weeks in weekly amounts of $1.85 million at Brunswick Unit No. 1, $1.83 million at Brunswick Unit No. 2, $1.9 million at the Harris Plant and $1.6 million at Robinson Unit No. 2. An additional 104 weeks of coverage is provided at 80% of the above weekly amounts. For the current policy period, the Company is subject to retrospective premium assessments of up to approximately $12.1 million with respect to the primary coverage, $17.5 million with respect to the decontamination, decommissioning and excess property coverage and $6.3 million for the incremental replacement power costs coverage in the event covered expenses at insured facilities exceed premiums, reserves, reinsurance and other NEIL resources. These resources at present total approximately $3.9 billion. Pursuant to regulations of the NRC, the Company's property damage insurance policies provide that all proceeds from such insurance be applied, first, to place the plant in a safe and stable condition after an accident and, second, to decontamination costs, before any proceeds can be used for decommissioning, plant repair or restoration. The Company is responsible to the extent losses may exceed limits of the coverage described above. Power Agency would be responsible for its ownership share of such losses and for certain retrospective premium assessments on jointly owned nuclear units.

The Company is insured against public liability for a nuclear incident up to $9.8 billion per occurrence, which is the maximum limit on public liability claims pursuant to the Price-Anderson Act. In the event that public liability claims from an insured nuclear incident exceed $200 million, the Company would be subject to a pro rata assessment of up to $83.9 million, plus a 5% surcharge, for each reactor owned for each incident. Payment of such assessment would be made over time as necessary to limit the payment in any one year to no more than $10 million per reactor owned. Power Agency would be responsible for its ownership share of the assessment on jointly owned nuclear units.

c.  Applicability of SFAS-71

The Company's ability to continue to meet the criteria for application of SFAS-71 (see Note 7a) may be affected in the future by competitive forces and restructuring in the electric utility industry. In the event that SFAS-71 no longer applied to a separable portion of the Company's operations, related regulatory assets and liabilities would be eliminated unless an appropriate regulatory recovery mechanism is provided. Additionally, these factors could result in an impairment of electric utility plant assets as determined pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

d.  Claims and Uncertainties

1. The Company is subject to federal, state and local regulations addressing air and water quality, hazardous and solid waste management and other environmental matters.

   Various organic materials associated with the production of manufactured gas, generally referred to as coal tar, are regulated under various federal and state laws. There are several manufactured gas plant (MGP) sites to which the Company and certain entities that were later merged into the Company had some connection. In this regard, the Company, along with others, is participating in a cooperative effort with the North Carolina Department of Environment and Natural Resources, Division of Waste Management (DWM), which has established a uniform framework to address MGP sites. The investigation and remediation of specific MGP sites will be addressed pursuant to one or more Administrative Orders on Consent (AOC) between the DWM and the potentially responsible party or parties. The Company has signed AOCs to investigate certain sites. The Company continues to investigate the identities of parties connected to individual MGP sites, the relative relationships of the Company and other parties to those sites and the degree to which the Company will undertake efforts with others at individual sites. The Company does not expect the costs associated with these sites to be material to the financial position and results of operations of the Company.

   The Company has been notified by regulators of its involvement or potential involvement in several sites, other than MGP sites, that may require investigation and/or remediation. Although the Company may incur costs at these sites, the investigation and/or remediation of the sites has not advanced to a stage where reasonable cost estimates can be made. The Company cannot predict the outcome of these matters.

   The Company carries a liability for the estimated costs associated with certain remedial activities. This liability is not material to the financial position of the Company.

2. As required under the Nuclear Waste Policy Act of 1982, the Company entered into a contract with the U.S. Department of Energy (DOE) under which the DOE agreed to begin taking spent nuclear fuel by January 31, 1998. The DOE defaulted on its January 31, 1998 obligation to begin taking spent nuclear fuel, and a group of utilities, including the Company, has undertaken measures to force the DOE to take spent nuclear fuel. To date, the courts have rejected these attempts. In addition, several utilities have filed actions for damages in the United States Court of Claims, and in some of those cases the Court has agreed that the DOE has breached its contract for disposal of spent nuclear fuel. The Company is in the process of evaluating whether it should file a similar action for damages. The Company will also monitor legislation that has been introduced in Congress that would provide for interim storage of spent nuclear fuel at a storage facility operated by the DOE. The Company cannot predict the outcome of this matter.

   With certain modifications and additional approval by the NRC, the Company's spent nuclear fuel storage facilities will be sufficient to provide storage space for spent fuel generated on the Company's system through the expiration of the current operating licenses for all of the Company's nuclear generating units. Subsequent to the expiration of these licenses, dry storage may be necessary. The Company has initiated the process of obtaining the additional NRC approval.

3. In the opinion of management, liabilities, if any, arising under other pending claims would not have a material effect on the financial position and results of operations of the Company.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         CAROLINA POWER & LIGHT COMPANY
                                                  (Registrant)



Date:    February 26, 1999            By:      /s/ Glenn E. Harder
                                               -------------------
                                               Glenn E. Harder
                                               Executive Vice President and
                                               Chief Financial Officer